Exhibit (c)(8)

 July 26, 2022  Presentation to the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC

 1  Table of Contents  I.  Transaction Summary  2  II.  PBFX Valuation  6  III.  PBF Valuation  19  IV.  Appendix  31  Tab A: PBFX Valuation Analysis Support  32  Tab B: PBF Valuation Analysis Support  37

 I. Transaction Summary  2

 Summary of Transaction  3  Note: Market data as of July 25, 2022. Balance sheet data as of March 31, 2022.  (1) “Partnership Unaffiliated Unitholders” means holders of Common Units other than PBF, PBF Energy Company LLC, PBFX, HoldCo, General Partner, or their respective affiliates. Source: Draft Merger Agreement dated July 24, 2022, Management, FactSet, public disclosure.  Key Parties Involved  PBF Energy Inc. (NYSE: PBF) (“PBF” or “Parent”), an independent refining company with assets in the East Coast, West Coast, Gulf Coast and Mid-Continent  PBF Logistics LP (NYSE: PBFX) (“PBFX” or “Partnership”), an MLP focused on crude oil and refined products transportation, storage and  logistics; PBF owns PBFX’s general partner and accounts for a substantial majority of PBFX’s revenue  PBF Logistics GP LLC (“General Partner”), the general partner of PBFX  Conflicts Committee (“Committee”) of the Board of Directors of General Partner  Owners of PBFX Common Units other than PBF and its direct and indirect subsidiaries (such unitholders the “Partnership Unaffiliated Unitholders”)(1)  Transaction  PBF Energy Company LLC (“PBF LLC”), a subsidiary of PBF, to acquire all outstanding PBFX Common Units owned by the Partnership  Unaffiliated Unitholders through a newly formed subsidiary (“Transaction”)  Transaction would be effected through an Agreement and Plan of Merger (“Merger Agreement”)  Each Common Unit held by the Partnership Unaffiliated Unitholders will be converted into the right to receive the Merger Consideration  Pro forma the Transaction, PBFX will cease to be a publicly traded partnership and will continue to exist as a wholly-owned subsidiary of PBF LLC  Merger Consideration  0.270 (“Exchange Ratio”) shares of PBF Common Stock (“Stock Consideration”), and  $9.25 in cash (“Cash Consideration”)  Sources of Funds  Newly issued shares of PBF Common Stock for the Stock Consideration  Existing sources of PBF liquidity for the Cash Consideration  Consolidated balance sheet cash as of 6/30/22E: $867mm  ABL Revolving Credit Facilities: $4.3bn undrawn capacity; credit ratings: Ba3/BB-  No financing condition  Approvals and Support Agreement  Requires approval of the (i) Committee, (ii) General Partner Board of Directors, (iii) PBF Board of Directors, and (iv) majority of outstanding  PBFX Common Units voting as a single class  PBF is the beneficial owner of approximately 47.7% of outstanding PBFX Common Units and will enter into a support agreement (“Support Agreement”) with PBFX to vote its Common Units in favor of the Transaction  Other  PBFX will continue to pay quarterly distributions in normal course until closing ($0.30/unit)

CONFIDENTIAL

Status Quo Capitalization Overview

Selected Assumptions & Definitions

1. PBFX capitalization does not ascribe value to PBFX's non-economic GP interest held by PBF
2. PBF's non-controlling interest in PBFX represents the market value of the unaffiliated PBFX units owned by the public based on PBFX unit price as of the unaffected date June 23, 2022 ($13.35)
3. Other noncontrolling interests reflect PBF Energy Inc.'s noncontrolling interest in PBF Holding. PBF Holding owns an 80% interest in both Collins Pipeline Company and T&M Terminal Company

PBFX Metrics

- "EBITDA" refers to "Adjusted EBITDA" as defined in PBFX's financial reporting

PBF Metrics

- Consolidated "EBITDA" refers to consolidated "Adjusted EBITDA" as defined in PBF's financial reporting
- "CFPS" refers to consolidated cash flow from operations per share

PBFX and PBF Capitalization as of March 31, 2022 and June 30, 2022

PBFX

		3/31/2022[1]	6/30/2022[2]
Common Units (PBF) (mm)		30.0	30.0
Common Units (Public) (mm)		32.6	32.8
Total Common Units Outstanding (mm)		**62.6**	**62.7**
(x) PBFX Unit Price (as of 7/25/22)		$16.38	$16.38
LP Equity Value		**$1,025**	**$1,028**
Revolving Credit Facility		$75	$30
2023 Notes		525	525
Total Debt		**$600**	**$555**
(-) Cash		(53)	(31)
Net Debt		**$547**	**$524**
1 **TEV**		**$1,572**	**$1,552**
	Metric[3]		
TEV / 2022E EBITDA	$214	7.3x	7.3x
TEV / 2023E EBITDA	$218	7.2x	7.1x
Net Debt / 2022E EBITDA	$214	2.6x	2.5x
2022E DCF Yield	$2.60	16%	16%
2023E DCF Yield	$2.52	15%	15%
2022E Distr. Yield	$1.20	7%	7%
2023E Distr. Yield	$1.20	7%	7%

PBF

		3/31/2022[1]	6/30/2022[2]
Common Shares Outstanding		120.8	121.9
(x) PBF Share Price (as of 7/25/22)		$29.14	$29.14
Market Capitalization		**$3,521**	**$3,553**
PBF Series A Units Market Value		$27	$27
Market Capitalization		**$3,548**	**$3,579**
PBF Debt		$3,767	$1,522
PBFX Debt		600	555
Total Consolidated Debt		**$4,367**	**$2,077**
(-) Consolidated Cash		($1,435)	($867)
2 (+) PBFX Equity Value (Public | at Market)		436	438
3 (+) Other Noncontrolling Interests		11	11
Fully Consolidated TEV		**$6,927**	**$5,239**
	Metric[3]		
Consolidated TEV / '22E EBITDA	$4,073	1.7x	1.3x
Consolidated TEV / '23E EBITDA	$2,103	3.3x	2.5x
Consol. Net Debt / '22E EBITDA	$4,073	0.7x	0.3x
2022E CFPS Yield	$24.22	83%	83%
2023E CFPS Yield	$8.97	31%	31%

Note: Market data as of July 25, 2022.
(1) Reflects reported balance sheet data as of March 31, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.
(2) Reflects Management's estimated balance sheet data as of June 30, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.
(3) Based on Management projections.
Source: Company disclosure, FactSet, Management projections.

INTREPID | 4

CONFIDENTIAL

Comparison of the Offer to Precedent Transactions Premiums

Trading Metrics and Implied Offer Value (PBFX Unaffected / PBF Current)

Reference Metric:	T-1	10-Day VWAP	20-Day VWAP	30-Day VWAP	60-Day VWAP	90-Day VWAP	52-Wk High	52-Wk Low
PBFX Unit Price:	$13.35	$14.61	$15.91	$15.69	$15.45	$14.83	$17.49	$10.83
PBF Share Price:	$29.14	$27.21	$28.74	$31.65	$32.50	$29.95	$43.74	$7.44
Stock Consideration(1):	$7.87	$7.35	$7.76	$8.55	$8.77	$8.09	$11.81	$2.01
Total Consideration(2):	$17.12	$16.60	$17.01	$17.80	$18.02	$17.34	$21.06	$11.26
Implied Premium:	28.2%	13.6%	6.9%	13.4%	16.7%	16.9%	20.4%	4.0%

Offer Implied Premium/(Discount) vs. MLP Buy-In Precedent Transaction Premiums



56%
28%
11%
5%
(9%)
47%
14%
11%
(4%)
47%
9%
7%
1%
47%
13%
9%
0%
43%
17%
11%
(1%)
35%
17%
10%
(3%)
20%
12%
(10%)
(61%)
261%
30%
14%
4%
Precedents (High-Low Range)
Precedents (Mean)
Precedents (Median)
Offer (Unaffected)
Offer (Current)(3)

"Unaffected Date" reflects the date one day prior to PBF Energy filing an amended Schedule 13D, on June 24, 2022, indicating that it had adopted resolutions authorizing its officers to communicate, discuss and negotiate terms of a potential transaction involving the acquisition by PBF of the publicly owned PBFX common units

Note: Market data as of July 25, 2022.

(1) Based on 0.270 of newly issued PBF Common Stock.

(2) Based on 0.270 of newly issued PBF Common Stock and $9.25 of cash consideration.

(3) Calculated assuming current PBF share price of $29.14 and current PBFX unit price of $16.38.

Source: Company disclosure, Wall Street research, FactSet.

INTREPID | 5

 II. PBFX VALUATION  6

 Intrepid’s Due Diligence Process  In connection with our Opinion, we have, among other due diligence:  vii.  xvi.  Reviewed a draft of the Merger Agreement (draft dated July 24, 2022);  Reviewed a draft of the Voting and Support Agreement (draft dated July 22, 2022) to be entered into among Parent, PBF LLC and the Partnership;  Reviewed the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 13, 2019;  Reviewed certain publicly available information relating to the Partnership and the Parent that we deemed relevant, including each of the Partnership’s and the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;  Reviewed certain presentations to the Committee from the management of the General Partner and Parent;  Reviewed certain non-public projected financial data and related assumptions of each of the Partnership and the Parent, as prepared and furnished to us by management of the General Partner and Parent, respectively;  Reviewed the Partnership’s and the Parent’s business plan with management of the General Partner and Parent, respectively, including a detailed review of business segments, certain material growth projects and commercial contracts and legal, environmental, regulatory and other matters;  Reviewed estimated annual synergies resulting from the Transaction from the management of the General Partner and Parent;  Reviewed certain recent corporate announcements made by the Partnership and the Parent;  Discussed past and current operations and operational projections of each of the Partnership and the Parent with management of the General Partner and Parent, respectively (including their views on the risks and uncertainties in achieving the projections set forth in the forecasts provided);  Discussed distribution / dividend policy for the Partnership and Parent with the management of the General Partner and Parent;  Discussed the strategic rationale for, and potential benefits of, the Transaction with management of the General Partner and Parent;  Reviewed and analyzed pro forma impacts of the Transaction;  Performed discounted cash flow analyses based on forecasts and other data provided by management of the General Partner and Parent;  Reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to each of the Partnership and the Parent;  Reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction; and  xvii. Conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.  7  Fairness Opinion Requested: Intrepid has been asked by the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC, whether, in Intrepid’s opinion, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

 PBFX | Status Quo Financial Summary  Based on forecasts provided by Management on July 18, 2022  8  (1) Excludes ~$7.9mm financing fees. Source: Management projections.  ($ in millions, except where noted)  2022E  2023E  2024E  2025E  2026E  2027E  EBITDA  $212  $215  $222  $226  $177  $173  (+) Stock Based Comp  2  2  2  2  2  2  Adjusted EBITDA  $214  $218  $225  $228  $179  $175  (-) Cash Interest  (39)  (40)(1)  (39)  (39)  (38)  (38)  (-) Maintenance Capex  (9)  (12)  (12)  (12)  (13)  (13)  (-) Mandatory Debt Service and Other  (0)  (5)  (5)  (5)  (5)  (5)  Distributable Cash Flow  $166  $161  $168  $172  $123  $119  (÷) Fully Diluted Units Outstanding (mm)  63.7  63.9  64.1  64.2  64.4  64.6  DCF / LP Unit ($)  $2.60  $2.52  $2.62  $2.68  $1.91  $1.84  Coverage (x)  2.17x  2.10x  2.19x  2.23x  1.59x  1.54x  Cash Distribution per Common Unit  $1.20  $1.20  $1.20  $1.20  $1.20  $1.20  Total Distributions Paid  $76  $77  $77  $77  $77  $78  Leverage Metrics  PBFX Net Debt  $510  $428  $332  $232  $181  $134  PBFX Net Debt / LTM Adj. EBITDA  2.4x  2.0x  1.5x  1.0x  1.0x  0.8x

 $196  $166  $161  $168  $172  $123  $119  $178  $183  2021A 2022E 2023E 2024E 2025E  Note: Market data as of July 25, 2022.  Reflects Adjusted EBITDA as reported in PBFX’s 2021 year-end results.  Includes maintenance capex and growth capex.  Source: FactSet, Management projections, Company disclosure.  2026E 2027E  Management  $1.20  $1.20  $1.20  $1.20  $1.20  $1.20  $1.20  $1.20 $1.20  2021A 2022E 2023E 2024E 2025E 2026E 2027E  $238  $214  $218  $225  $228  $179  $175  $220  $225  $15  $12  $12  $12  $13  $13  2021A  2022E  2023E  2024E  2025E  2026E  2027E  $9  PBFX Financial Forecast Summary  9  Adjusted EBITDA ($mm)  Total Capex ($mm)(2)  Distributable Cash Flow ($mm)  Distribution per Unit  Consensus  # of Brokers  1  1  0  0  0  0  # of Brokers  1  1  0  0  0  0  # of Brokers  1  1  0  0  0  0  # of Brokers  0  0  0  0  0  0  Minimum volume commitment reduced on Delaware City Rail and Torrance Valley Pipeline contracts after 2025  (1)  2021A 2022E 2023E 2024E 2025E 2026E 2027E  Maintenance capex only in 2023E+; no growth capex included in forecast after 2022E

 10  PBFX | Summary of Valuation Methodologies Used  Methodology  Comparable Public Company Trading Analysis  Discounted Cash Flow Analysis  Distribution Discount  Model (“DDM”)  Precedent Transactions  Precedent Premiums Paid  Historical Market Valuations and Wall Street Research (For Reference Only)  Description / Key Metrics  Valuation based on trading metrics of selected peers:  Liquids Transportation and Storage Peers: DKL, HEP, MMP, NS and PAA  Other Small Cap MLP Peers: CAPL, GEL, GLP, MMLP and USDP  Metrics included: (i) TEV/EBITDA, (ii) LP Distributable Cash Flow Yield and (iii) LP Distribution Yield  Evaluated on a 2022E and 2023E basis  Valuation based on the present value of future cash flows expected to be generated by PBFX and an assumed terminal value (calculated by applying a range of terminal multiples to terminal year EBITDA)  Evaluated on an unlevered FCF basis  Ranges of terminal multiples based on public companies operating with similar asset profiles  Discount rate range reflective of PBFX’s weighted average cost of capital (“WACC”)  PBFX WACC implied by CAPM and an analysis of public companies operating with similar asset profiles  Valuation based on the present value of future expected distributions paid by PBFX and an assumed terminal value (calculated by applying a range of perpetuity growth rates to terminal year distribution)  Ranges of perpetuity growth rates based on PBFX’s cash flow projections and public companies operating with similar asset  profiles  Discount rate range reflective of PBFX’s cost of equity capital (“Ke”)  PBFX Ke implied by CAPM and an analysis of public companies operating with similar asset profiles  Valuation based on metrics for comparable MLP buy-in transactions  Metrics include: (i) LP Distributable Cash Flow Yield and (ii) LP Distribution Yield  – Evaluated on a FY+1 basis  Premiums paid analysis based on comparable MLP buy-in transactions  Analyzed historical market trading performance and valuation  Reviewed research analyst price targets included in equity research from two investment banks

 Note: Market data as of July 25, 2022.  Unit offer price based on 0.270x PBF shares, plus $9.25 cash.  Reflects average low and average high implied unit price.  Forward target price.  Source: Public disclosure, Wall Street research, FactSet, Management projections.  PBFX | Illustrative Valuation Analysis  11  For Reference Only  Methodology Metrics Range  Implied Unit Price ($/Unit)(1)  Discounted Cash Flow  PV of Unlevered FCF  WACC: 12.0% - 9.0%  Terminal Mult.: 6.5x - 8.0x  Offer at Current PBF Offer at PBF 30-Day  Share Price: $17.12 VWAP: $17.80  $14.03 $19.07  $8.29 $13.49  $11.66 $16.43  $16.73 $21.16  $16.48 $18.05  $16.00 $16.50  $10.83 $17.49  Distribution Discount Model  PV of LP DPU  Ke: 15.00% - 10.00%  Perp. Growth: (1.0%) - 1.0%  Trading Comparables  Range of Metrics  Refer to Trading Comparables Valuation Analysis(2)  Precedent Transactions  Range of Metrics  Refer to Precedent Transactions Valuation Analysis(2)  Precedent Premiums Paid  30-Day Unaffected VWAP:  $15.69  5.0% - 15.0%  Wall Street Research  Unit Price Target Range(3) (Low - High)  Unaffected 52-Week Trading Range  Unaffected 52-Week Trading Range (Low - High)  $5.00  $10.00  $15.00  $20.00  $25.00  $30.00

 0.270x Exchange Ratio + $9.25 Cash per Unit (PBFX "Gets")  Trading Comparables (Management)  Trading Comparables  (PBF Consensus, PBFX Management)  Precedent Transactions(1)  Discounted Cash Flow (Management)  Discounted Cash Flow (Sensitivity Case)  Trading Ranges (Current -  30-Day VWAP)(2)  $29.14  $28.17  $42.12  $43.79  $32.82  $43.79  $31.65  $40.24  $58.79  $71.74  $55.33  $71.74  $16.86  $20.62  $21.07  $18.11  $21.07  $20.12  $25.12  $28.62  $24.19  $28.62  $17.80  Offer at PBF 30-Day VWAP: $17.80  $20 $25 $30  $14.03  $14.03  $16.73  $11.66  $11.66  $19.07  $19.07  $21.16  $16.43  $16.43  $13.35 $15.69 $17.12  Offer at Current PBF Share Price: $17.12  $80 $90 $5 $10 $15 $20 $25 $30 $35 $5 $10 $15  12  PBFX Illustrative “Has / Gets” Analysis  Note: Market data as of July 25, 2022.  PBF precedent transactions value range reflects trading comparables (Management) value range.  Reflects current PBF share price as of July 25, 2022 and unaffected PBFX unit price as of June 23, 2022. Source: Public disclosure, Wall Street research, FactSet, Management projections.  PBFX Illustrative Methodology PBF Illustrative Value per Share(1) Value per Unit (PBFX "Has")  $20 $30 $40 $50 $60 $70  PBF PBFX “Has”  PBFX “Gets” (PBF x 0.270x Exchange Ratio + $9.25 Cash per Unit)  Implied Value per PBFX Unit

 1,400  $16.38; 21%  1,000  $14.25; 6%  $13.66; 1%  $13.50  200  400  600  800  1,200  1,600  $8  $10  $12  $14  $16  $18  Jul-21  Oct-21  Volume (000s)  Indexed to PBFX Unit Price  13  Historical PBFX Price Performance  1-Year Indexed Price Performance  Note: Market data as of July 25, 2022.  Includes DKL, HEP, MMP, NS and PAA.  Includes CAPL, GEL, GLP, MMLP and USDP.  Source: FactSet, company disclosure.  Volume  PBFX  Dec-21  Earnings  Mar-22  LT&S Peers (1)  --  May-22 Jul-22  Other Small Cap MLP Peers (2)   PBFX Historical Trading Metrics    Unaffected (6/23/22) Current (7/25/22)   VWAP Since 6/23/22 $15.68  10-day VWAP  $14.61  $16.29  20-day VWAP  $15.91  $15.82  30-day VWAP  $15.69  $15.41  60-day VWAP  $15.45  $15.68  90-day VWAP  $14.83  $15.34  52-Week VWAP  $13.54  $13.72  52-Week High  $17.49  $17.49  52-Week Low  $10.83  $10.83  Unaffected Date (6/23/2022)

 Price Targets and Ratings  Broker  Date  Forward Price Target  Rating  Credit Suisse  7/20/22  $16.50  Hold  Raymond James  4/28/22  16.00  Hold  High  $16.50  0 Buy  Mean (2 Brokers)  $16.25  2 Hold  Median (2 Brokers)  $16.25  0 Sell  Low  $16.00  100%  14  PBFX | Wall Street Research Summary  Note: Market data as of July 25, 2022. Price Targets and Ratings reflect select research reports. Source: Wall Street research.  Ratings Summary  Hold  Sell  Buy

 Note: Market data as of July 25, 2022.  Unit offer price based on 0.270x PBF shares, plus $9.25 cash.  Based on $547mm of net debt and 62.6mm units outstanding as of March 31, 2022.  Reflects average low and average high implied unit price.  Source: Public disclosure, Wall Street research, FactSet, Management projections.  PBFX | Illustrative Valuation Analysis – Trading Comparables  15  2022E EBITDA: $214  7.0x - 8.5x  2023E EBITDA: $218  6.5x - 8.0x  2022E LP DCF / Unit: $2.60  25.0% - 15.0%  2023E LP DCF / Unit: $2.52  27.5% - 17.5%  2022E DPU: $1.20  11.0% - 8.5%  2023E DPU: $1.20  11.5% - 9.0%  $11.66  $10.43  $10.91  $9.16  $10.41  $13.86  $15.19  $16.43  $13.33  $14.12  $14.39  $17.36  $19.08  $20.32  $5.00  $10.00  $15.00  $20.00  $25.00  $30.00  Offer at PBF 30-Day VWAP: $17.80  Offer at Current PBF Share  Price: $17.12  ($mm, unless otherwise noted)  Methodology Metrics Range Implied Unit Price ($/Unit)(1)  Trading Comparables(2)  Reference Range(3)

CONFIDENTIAL

PBFX | Comparable Company Trading Analysis

	($bn, except per share data)	Unit	Market		TEV/EBITDA		LP DCF Yield		Distribution Yield			LP Dist. Coverage		Lev. ('22E EBITDA)		'22E - '23E CAGR		
	Company	Price	Cap	TEV	2022E	2023E	2022E	2023E	LQA	2022E	2023E	2022E	2023E	Debt	Adj. Debt[1]	EBITDA	DCF	Distr.
LT&S Peers	Plains All American	$10.83	$7.6	$19.1	8.4x	8.4x	17.2%	21.8%	8.0%	8.0%	8.3%	2.1x	2.6x	3.9x	4.5x	(1%)	25%	3%
LT&S Peers	Magellan Midstream Partners	49.93	10.6	15.5	10.9x	10.6x	10.4%	11.2%	8.3%	8.3%	8.4%	1.3x	1.3x	3.5x	3.5x	4%	5%	1%
LT&S Peers	NuStar Energy	14.86	1.6	6.1	8.5x	8.3x	21.6%	21.4%	10.8%	10.8%	10.8%	2.0x	2.0x	4.3x	5.3x	3%	(1%)	--
LT&S Peers	Holly Energy Partners	17.31	2.2	3.8	9.4x	9.1x	13.4%	14.2%	8.1%	8.1%	9.0%	1.7x	1.6x	4.2x	4.1x	7%	6%	11%
LT&S Peers	Delek Logistics Partners	48.55	2.1	3.6	10.3x	8.6x	10.9%	13.4%	8.1%	8.2%	8.2%	1.3x	1.6x	4.8x	4.3x	32%	24%	1%
Other Small Cap MLP Peers	Genesis Energy	$8.33	$1.0	$5.5	8.7x	8.0x	21.7%	25.4%	7.2%	7.2%	7.2%	3.0x	3.5x	5.3x	6.0x	9%	17%	--
Other Small Cap MLP Peers	Global Partners	26.00	0.9	2.4	8.6x	8.8x	13.3%	12.3%	9.4%	9.3%	9.5%	1.7x	1.5x	4.8x	5.1x	(3%)	(12%)	2%
Other Small Cap MLP Peers	CrossAmerica Partners	21.38	0.8	1.6	10.4x	10.0x	14.2%	14.5%	9.8%	9.8%	9.8%	1.4x	1.5x	5.2x	5.2x	4%	2%	--
Other Small Cap MLP Peers	Martin Midstream Partners	4.18	0.2	0.7	4.8x	5.4x	35.8%	28.3%	0.5%	0.5%	0.5%	74.8x	59.1x	3.6x	3.6x	(11%)	(21%)	--
Other Small Cap MLP Peers	USD Partners	5.45	0.2	0.4	7.7x	5.3x	24.3%	38.1%	9.1%	9.1%	11.1%	2.7x	3.4x	4.5x	4.5x	46%	57%	22%
	Mean - All (10 Companies)				**8.8x**	**8.3x**	**18.3%**	**20.0%**	**7.9%**	**7.9%**	**8.3%**	**9.2x**	**7.8x**	**4.4x**	**4.6x**	**9%**	**10%**	**4%**
	Median - All (10 Companies)				**8.7x**	**8.5x**	**15.7%**	**17.9%**	**8.2%**	**8.2%**	**8.7%**	**1.9x**	**1.8x**	**4.4x**	**4.5x**	**4%**	**5%**	**1%**
	Mean - LT&S (5 Companies)				**9.5x**	**9.0x**	**14.7%**	**16.4%**	**8.7%**	**8.7%**	**8.9%**	**1.7x**	**1.8x**	**4.1x**	**4.3x**	**9%**	**12%**	**3%**
	Median - LT&S (5 Companies)				**9.4x**	**8.6x**	**13.4%**	**14.2%**	**8.1%**	**8.2%**	**8.4%**	**1.7x**	**1.6x**	**4.2x**	**4.3x**	**4%**	**6%**	**1%**
	Mean - Small Cap MLPs (5 Companies)				**8.0x**	**7.5x**	**21.9%**	**23.7%**	**7.2%**	**7.2%**	**7.6%**	**16.7x**	**13.8x**	**4.7x**	**4.9x**	**9%**	**9%**	**5%**
	Median - Small Cap MLPs (5 Companies)				**8.6x**	**8.0x**	**21.7%**	**25.4%**	**9.1%**	**9.1%**	**9.5%**	**2.7x**	**3.4x**	**4.8x**	**5.1x**	**4%**	**2%**	**--**
	PBFX - Consensus (6/23/22)	**$13.35**	**$0.8**	**$1.4**	**6.3x**	**6.1x**	**21.3%**	**21.8%**	**9.0%**	**9.0%**	**9.0%**	**2.4x**	**2.4x**	**2.6x**	**2.6x**	**2%**	**3%**	**--**
	PBFX - Consensus (7/25/22)	**$16.38**	**$1.0**	**$1.6**	**7.1x**	**7.0x**	**17.3%**	**17.8%**	**7.3%**	**7.3%**	**7.3%**	**2.4x**	**2.4x**	**2.6x**	**2.6x**	**2%**	**3%**	**--**
	PBFX - Management (6/23/22)	**$13.35**	**$0.8**	**$1.4**	**6.4x**	**6.3x**	**19.6%**	**18.0%**	**9.0%**	**9.0%**	**9.0%**	**2.2x**	**2.1x**	**2.4x**	**2.4x**	**2%**	**(3%)**	**--**
	PBFX - Management (7/25/22)	**$16.38**	**$1.0**	**$1.6**	**7.3x**	**7.1x**	**16.0%**	**14.7%**	**7.3%**	**7.3%**	**7.3%**	**2.2x**	**2.1x**	**2.4x**	**2.4x**	**2%**	**(3%)**	**--**

Note: Market data as of July 25, 2022. Peers sorted by TEV. PBFX consensus metrics reflect balance sheet data as of March 31, 2022; PBFX Management metrics reflect balance sheet data as of June 30, 2022.
(1) Adjusted debt reflects 50% debt treatment for preferred equity.
Source: FactSet, Public disclosure, Wall Street research, Management projections.

INTREPID 16

 17  Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2022.  (1) Balance sheet data as of June 30, 2022 per Management estimates. Source: Management projections.  Sensitivity Analysis  PBFX | Discounted Cash Flow Analysis – Unlevered Free Cash Flow  2H 2022E 2023E  2024E  2025E  2026E  2027E  Terminal  $105 $218  $225  $228  $179  $175  $175  (7) (12)  (12)  (12)  (13)  (13)  (13)  (5) --  --  --  --  --  --  (1) --  --  --  --  --  --  $92 $206  $212  $216  $167  $162  $162  ($ in millions, unless noted)  EBITDA  (-) Maintenance CapEx (-) Growth CapEx  (+/-) Change in Working Capital  Unlevered Free Cash Flow ("FCF")  PV of FCF (10.50% WACC)  $820  Terminal EBITDA  $175  (x) Terminal Multiple  7.3x  Terminal Value (Undiscounted)  $1,271  PV of Terminal Value (10.50% WACC)  $733  Memo: % of Total TEV  47.2%  Memo: Implied Perpetuity Growth Rate  (2.6%)  Implied TEV  $1,554  (-) Debt  (+) Cash  (555)(1)  31 (1)  Implied Equity Value  $1,029  (/) Total Units Outstanding  62.7  Implied Share Price  $16.41  PV of Terminal Value Implied TEV Implied Unit Price Implied Perpetuity Growth Rate   Terminal Multiple   PV of   FCF   6.5x  6.9x  7.3x  7.6x  8.0x  6.5x  6.9x  7.3x  7.6x  8.0x  6.5x  6.9x  7.3x  7.6x  8.0x  6.5x  6.9x  7.3x  7.6x  8.0x  12.00%  $794  $610  $646  $681  $716  $751  $1,405  $1,440  $1,475  $1,510  $1,545  $14.03  $14.59  $15.15  $15.72  $16.28  (2.7%)  (2.0%)  (1.3%)  (0.8%)  (0.2%)  11.25%  807  633  670  706  743  779  1,440  1,477  1,514  1,550  1,587  14.60  15.19  15.77  16.35  16.93  (3.3%)  (2.6%)  (2.0%)  (1.4%)  (0.9%)  10.50%  820  657  695  733  771  809  1,478  1,516  1,554  1,591  1,629  15.20  15.80  16.41  17.01  17.62  (3.9%)  (3.2%)  (2.6%)  (2.0%)  (1.5%)  9.75%  834  682  722  761  801  840  1,516  1,556  1,595  1,635  1,674  15.82  16.44  17.07  17.70  18.33  (4.5%)  (3.8%)  (3.2%)  (2.6%)  (2.1%)  9.00%  848  709  750  791  831  872  1,557  1,598  1,639  1,679  1,720  16.46  17.11  17.76  18.41  19.07  (5.1%)  (4.5%)  (3.8%)  (3.3%)  (2.8%)  WACC

 18  Note: Discounted cash flow analysis based on distributions discounted to June 30, 2022. Source: Management projections.  Sensitivity Analysis  PBFX | Discounted Cash Flow Analysis – Distribution Discount Model  ($ in millions, unless noted)  2H 2022E  2023E  2024E  2025E  2026E  2027E  Terminal  Total Distributable Cash Flow  (÷) Units Outstanding (mm)  $80  63.7  $161  63.9  $168  64.1  $172  64.2  $123  64.4  $119  64.6  DCF / Unit ("DCFPU")  $1.26  $2.52  $2.62  $2.68  $1.91  $1.84  LP Distribution / Unit ("DPU")  $0.60  $1.20  $1.20  $1.20  $1.20  $1.20  $1.20  Memo: Implied Coverage  2.10x  2.10x  2.19x  2.23x  1.59x  1.54x  PV of LP DPU (12.5% Ke)  $4.85  Terminal LP DPU  $1.20  (/) Implied Terminal Yield  11.8%  Terminal Value (Undiscounted)  $9.60  Memo: Perpetuity Growth Rate  0.0%  PV of Terminal Value (12.5% Ke)  $5.33  Memo: % of Total  52.3%  Implied Unit Price  $10.18  PV of  PV of Terminal Value Implied Unit Price Implied Terminal DPU Yield   Perpetuity Growth Rate   DPU  (1.0%)  (0.5%)  0.0%  0.5%  1.0%  (1.0%)  (0.5%)  0.0%  0.5%  1.0%  (1.0%)  (0.5%)  0.0%  0.5%  1.0%  15.00%  $4.60  $3.69  $3.83  $3.98  $4.13  $4.30  $8.29  $8.43  $8.58  $8.73  $8.90  15.1%  14.5%  14.0%  13.5%  12.9%  13.75%  4.72  4.23  4.40  4.58  4.78  4.99  8.95  9.12  9.31  9.50  9.71  14.0%  13.4%  12.9%  12.4%  11.8%  12.50%  4.85  4.88  5.10  5.33  5.58  5.85  9.74  9.95  10.18  10.43  10.70  12.9%  12.3%  11.8%  11.3%  10.7%  11.25%  4.99  5.69  5.96  6.26  6.58  6.94  10.68  10.95  11.25  11.57  11.93  11.7%  11.2%  10.7%  10.1%  9.6%  10.00%  5.13  6.70  7.06  7.45  7.88  8.36  11.84  12.19  12.58  13.01  13.49  10.6%  10.1%  9.5%  9.0%  8.5%  Cost of Equity

 III. PBF VALUATION  19

CONFIDENTIAL

PBF | Status Quo Consolidated Financial Summary

Based on forecasts provided by Management on July 18, 2022

($ in millions, except where noted)	2022E	2023E	2024E	2025E	2026E	2027E
Consolidated EBITDA	$3,988	$2,073	$2,151	$2,048	$1,902	$1,803
(+) PBF Stock Based Comp	28	28	28	28	28	28
(+) PBFX Stock Based Comp	2	2	2	2	2	2
(+) Other [(1)]	55	--	--	--	--	--
Consolidated Adjusted EBITDA	**$4,073**	**$2,103**	**$2,182**	**$2,078**	**$1,932**	**$1,833**
(-) Interest Expense	(288)	(167)	(158)	(168)	(158)	(157)
Memo: Income Taxes	*(765)*	*(383)*	*(406)*	*(376)*	*(339)*	*(313)*
Memo: Deferred Taxes	*710*	*207*	*23*	*3*	*(25)*	*(41)*
(-) Cash Taxes	(55)	(176)	(384)	(373)	(364)	(353)
(-) MRC Earnout	--	(100)	(100)	--	--	--
(+/-) Changes in Working Capital	(659)	(507)	--	--	--	--
(-) Change in TRA Liability	--	--	(60)	(158)	(14)	(13)
(+/-) Other	(24)	--	--	--	--	--
Consolidated Operating Cash Flow	**$3,047**	**$1,153**	**$1,480**	**$1,380**	**$1,396**	**$1,310**
Consolidated Operating CFPS	**$24.22**	**$8.97**	**$11.37**	**$10.47**	**$10.47**	**$9.71**
Memo: Fully Diluted Shares Outstanding	*126*	*129*	*130*	*132*	*133*	*135*

Leverage Metrics						
Consolidated Net Debt	$534	$33	($794)	($1,520)	($2,262)	($2,918)
Consolidated Net Debt / LTM EBITDA	0.1x	0.0x	(0.4x)	(0.7x)	(1.2x)	(1.6x)

(1) Includes change in fair value of contingent consideration, change in fair value of catalyst obligations, and other items.
Source: Management projections.

INTREPID | 20

 $467  $2,044  $1,074  $458  $2,755  $4,073  $2,182  $2,078  $1,932  $1,833  $4,040  $3,073  $2,103  $1,655  $1,315  $0  $1,500  $3,000  $4,500  2021A  2022E  2027E  PBF Consolidated EBITDA ($mm)  21  Comparison of Management vs. Consensus Estimates | PBF EBITDA  Note: Market data as of July 25, 2022.  (1) Reflects adjusted EBITDA as reported in PBF’s 2021 year-end results. Source: FactSet, company disclosure, Management projections.  2023E  Management  2024E  Consensus  # of Brokers  12  13  2  1  1  0  (1)  $16  2025E 2026E  Broker Estimate Range

 $467  $4,073  $2,103  $2,182  $2,078  $1,932  $1,833  $4,073  $1,687  $1,902  $1,500  $1,500  $1,500  $0  $1,500  $3,000  $4,500  2021A  2022E  2024E  2026E  2023E  Management  2027E  $7.94  $13.51  $13.75  $13.44  $13.14  $12.85  $19.19  $19.19  $12.23  $12.89  $11.66  $11.81  $11.82  $20  $18  $16  $14  $12  $10  $8  $6  $4  $2  $--  2021A(1) 2022E 2023E 2024E 2025E 2026E 2027E  At the direction of the Committee, Management provided an alternative financial forecast on July 22, 2022 (the “Sensitivity Case”)  The Sensitivity Case was based on alternative forecast assumptions for refining margins within each of PBF’s refining regions, as requested by the Committee on July 19, 2022  The Sensitivity Case does not reflect any other adjustments or changes in  Management’s views  22  PBF Financial Forecast Sensitivity Case  Note: Market data as of July 25, 2022.  Reflects gross refining margin, excluding special items, per barrel of throughput as reported in PBF’s 2021 year-end results.  Reflects adjusted EBITDA as reported in PBF’s 2021 year-end results. Source: Bloomberg, FactSet, company disclosure, Management projections.  Refining Margin ($/bbl)  PBF Consolidated EBITDA ($mm)  2025E  Sensitivity Case  (2)

 23  PBF | Summary of Valuation Methodologies Used  Methodology  Comparable Public Company Trading Analysis  Discounted Cash Flow Analysis  Historical Market Valuations and Wall Street Research (For Reference Only)  Description / Key Metrics  Valuation based on trading metrics of selected Refining peers: CVI, DK, DINO, MPC, PARR, PSX and VLO  Metrics included: (i) TEV/EBITDA and (ii) Operating Cash Flow Yield  Evaluated on a 2022E and 2023E basis  Evaluated based on Management projections and consensus estimates  Valuation based on the present value of future cash flows expected to be generated by PBF and an assumed terminal value (calculated by applying a range of perpetuity growth rates to terminal year free cash flow)  Evaluated on an unlevered FCF basis  Evaluated based on Management projections and Sensitivity Case projections  Ranges of perpetuity growth rates based on PBF’s cash flow projections and public companies operating with similar asset  profiles  Discount rate range reflective of PBF’s weighted average cost of capital (“WACC”)  PBF WACC implied by CAPM and an analysis of public companies operating with similar asset profiles  Analyzed historical market trading performance and valuation  Reviewed research analyst price targets included in equity research from 16 investment banks

 Methodology Metrics Range  Discounted Cash Flow (Management Projections)  PV of Unlevered FCF  WACC: 10.0% - 13.0%  Perp. Growth: (4.0%) - (2.0%)  Trading Comparables (Management Projections)  Range of Metrics  Discounted Cash Flow (Sensitivity Case)  PV of Unlevered FCF  WACC: 10.0% - 13.0%  Perp. Growth: (4.0%) - (2.0%)  Trading Comparables (Consensus)  Range of Metrics  Wall Street Research  52-Week Trading Range  52-Week Trading Range (Low - High)  $7.44  $25.00  $32.82  $28.17  $43.79  $43.74  $57.00  $55.33  $40.24  $71.74  Implied Share Price ($/Share)  Current Share Current 30d VWAP: $31.65 Price: $29.14  $42.12 $58.79  $--  $20.00  $40.00  $60.00  $80.00  $100.00  Note: Market data as of July 25, 2022.  Reflects average low and average high implied share price.  Forward target price.  Source: Public disclosure, Wall Street research, FactSet, Management projections.  PBF | Illustrative Valuation Analysis  24  For Reference Only  Refer to Trading Comparables Valuation Analysis(1)  Share Price Target Range(2) (Low - High)  Refer to Trading Comparables Valuation Analysis(1)

 $29.14; 223%  4,000  $14.66; 63%  $13.78; 53%  $10  $9.01  --  2,000  6,000  $50 12,000  $45  10,000  $40  $35  8,000  $0  $5  $15  $20  $25  $30  Jul-21  Oct-21  Mar-22  May-22  Jul-22  Volume (000s)  Indexed to PBF Share Pirce  25  Historical PBF Price Performance  Note: Market data as of July 25, 2022.  Mid-cap refiners peers include CVI, DK, DINO and PARR.  Large cap refiner peers include MPC, PSX and VLO.  Source: FactSet, company disclosure.  Volume  PBF  Dec-21  Earnings  Mid-Cap Refiners(1)  Large Cap Refiners(2)   PBF Historical Trading Metrics    Unaffected (6/23/22) Current 7/25/22)   VWAP Since 6/23/22 $28.97  10-day VWAP  $36.28  $27.21  20-day VWAP  $36.89  $28.74  30-day VWAP  $35.34  $31.65  60-day VWAP  $31.48  $32.50  90-day VWAP  $27.64  $29.95  52-Week VWAP  $17.73  $19.01  52-Week High  $43.74  $43.74  52-Week Low  $7.44  $7.44  1-Year Indexed Price Performance

 Broker Date  Forward  Price Target Rating  Barclays  7/20/22  $27.00  Sell  Piper Sandler & Co  7/19/22  43.00  Buy  BofA  7/19/22  45.00  Buy  Goldman Sachs  7/18/22  38.00  Hold  Credit Suisse  7/18/22  37.00  Sell  Wolfe Research  7/18/22  25.00  Sell  Wells Fargo  7/15/22  57.00  Buy  Morgan Stanley  7/15/22  36.00  Hold  RBC Capital  7/15/22  32.00  Hold  Scotiabank  7/14/22  35.00  Hold  Raymond James  7/14/22  --  Hold  Zacks  7/12/22  33.00  Buy  Cowen  7/11/22  25.00  Hold  Tudor Pickering & Co  7/7/22  30.00  Hold  JP Morgan  7/6/22  39.00  Hold  Mizuho Securities  6/29/22  43.00  Buy  High  $57.00  5 Buy  Mean (16 Brokers)  $36.33  8 Hold  Median (16 Brokers)  $36.00  3 Sell  Low  $25.00  31%  50%  19%  26  PBF | Wall Street Research Summary  Note: Market data as of July 25, 2022. Price Targets and Ratings reflect select research reports. Source: Wall Street research.  Price Targets and Ratings  Ratings Summary  Hold  Sell  Buy

 Note: Market data as of July 25, 2022.  Based on $2.9bn of net debt, 120.8mm Class A common stock and 0.9mm Series A Units outstanding as of March 31, 2022.  Reflects average low and average high implied share price.  Source: Public disclosure, Wall Street research, FactSet, Management projections.  PBF | Illustrative Valuation Analysis – Trading Comparables  27  ($mm, unless otherwise noted)  Methodology Metrics Range Implied Share Price ($/Share)(1)  2022E Management Consolidated EBITDA: $4,073  2.5x - 4.0x  Current Share Current 30d VWAP: $31.65  Price: $29.14 $55.68 $105.86  2023E Management Consolidated EBITDA: $2,103  4.0x - 5.5x  $41.14 $67.06  2022E Management CFPS: $24.22  50.0% - 35.0%  $48.44 $69.20  2023E Management CFPS: $8.97  30.0% - 20.0%  $29.89 $44.84  Trading Comparables  Reference Range(2)  $43.79 $71.74  2022E Consensus Consolidated EBITDA: $3,073  2.5x - 4.0x  $35.35 $73.22  2023E Consensus Consolidated EBITDA: $1,655  4.0x - 5.5x  $26.63 $47.03  2022E Consensus CFPS: $20.33  50.0% - 35.0%  $40.66 $58.08  2023E Consensus CFPS: $8.60  30.0% - 20.0%  $28.66 $42.99  Reference Range(2)  $32.82 $55.33  $--  $50.00  $100.00  $150.00

CONFIDENTIAL

PBF | Comparable Company Trading Analysis

($bn, except per share data)	Share	Market	Cons.	Cons. TEV/EBITDA		CFPS Yield		Dividend Yield			Cons. Net Debt /
Company	Price	Cap	TEV	2022E	2023E	2022E	2023E	LQA	2022E	2023E	2022E EBITDA
Marathon Petroleum	$88.80	$48.0	$81.2	4.4x	6.7x	32.6%	22.5%	2.6%	2.7%	2.7%	0.9x
Valero Energy	109.32	44.6	56.8	4.0x	5.6x	26.3%	20.3%	3.6%	3.6%	3.7%	0.7x
Phillips 66	87.24	42.0	53.5	4.8x	6.3x	21.7%	15.7%	4.4%	4.4%	4.5%	1.0x
HF Sinclair Corporation	45.32	10.1	14.1	3.6x	5.1x	33.3%	21.7%	3.5%	2.7%	3.6%	0.7x
CVR Energy	31.39	3.2	4.7	3.7x	5.2x	37.6%	14.1%	5.1%	3.9%	5.6%	0.7x
Delek	24.27	1.7	4.2	3.8x	5.6x	43.9%	30.1%	-- (1)	1.8%	2.9%	1.8x
Par Pacific	15.46	0.9	1.4	4.2x	5.5x	26.1%	19.7%	--	--	0.4%	1.4x
Mean - (7 Companies)				**4.1x**	**5.7x**	**31.7%**	**20.6%**	**3.2%**	**2.7%**	**3.4%**	**1.0x**
Median - (7 Companies)				**4.0x**	**5.6x**	**32.6%**	**20.3%**	**3.6%**	**2.7%**	**3.6%**	**0.9x**
PBF - Consensus (2)	**$29.14**	**$3.5**	**$6.9**	**2.3x**	**4.2x**	**69.8%**	**29.5%**	**--**	**--**	**0.1%**	**1.0x**
PBF - Management (3)	**$29.14**	**$3.6**	**$5.2**	**1.3x**	**2.5x**	**83.1%**	**30.8%**	**--**	**--**	**--**	**0.3x**

Note: Market data as of July 25, 2022. Peers sorted by TEV.
(1) Metric does not consider the special dividend of $0.20 per share announced by Delek on June 21, 2022.
(2) Reflects reported balance sheet data as of March 31, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.
(3) Reflects Management's estimated balance sheet data as of June 30, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.
Source: FactSet, Public disclosure, Wall Street research, Management projections.

INTREPID | 28

 ($ in millions, unless noted)  2H 2022E  2023E  2024E  2025E  2026E  2027E  Terminal  EBITDA  $1,875  $2,103  $2,182  $2,078  $1,932  $1,833  $1,833  (-) CapEx  (213)  (612)  (612)  (612)  (613)  (613)  (613)  (-) PBF MRC Earnout  --  (100)  (100)  --  --  --  (-) Change in TRA Liability  --  --  (60)  (158)  (14)  (13)  (+/-) Change in Working Capital  (329)  (507)  --  --  --  --  (-) Cash Taxes  (37)  (176)  (384)  (373)  (364)  (353)  (321)  (-) Interest Adjusted Incremental Tax  (39)  (45)  (43)  (45)  (43)  (42)  --  Unlevered Free Cash Flow ("FCF")  $1,257  $663  $983  $890  $898  $812  $899  PV of FCF (11.50% WACC)  $4,303  Terminal EBITDA  $1,833  (x) Implied Terminal Multiple  3.5x  Terminal Value (Undiscounted)  $6,014  Memo: Perpetuity Growth Rate  (3.0%)  PV of Terminal Value (11.50% WACC)  $3,489  Implied TEV  $7,791  (-) 6/30/22E Debt (1)  (2,077)  (-) Minority Interest in PBFX (2)  (542)  (-) Other Non-Controlling Interest  (11)  (+) 6/30/22E Cash(1)  867  Implied Equity Value  $6,027  (/) Total Shares Outstanding(3)  122.8  Implied Share Price  $49.07  29  Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2022.  Reflects Management’s estimated balance sheet data as of June 30, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.  Reflects value of unaffiliated PBFX units owned by the public based on PBFX unit price implied by midpoint of PBFX discounted cash flow analysis.  Includes 0.9mnm Series A Units.  Source: Management projections.  Sensitivity Analysis  PBF | Discounted Cash Flow Analysis – Management Projections  PV of  PV of Terminal Value Implied TEV Implied Share Price Implied Terminal EBITDA Multiple   Perpetuity Growth Rate    FCF   (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  13.00%  $4,184  $2,755  $2,853  $2,957  $3,068  $3,187  $6,938  $7,037  $7,141  $7,252  $7,371  $42.12  $42.92  $43.77  $44.68  $45.64  2.9x  3.0x  3.2x  3.3x  3.4x  12.25%  4,242  2,979  3,090  3,208  3,334  3,468  7,222  7,332  7,450  7,576  7,711  44.43  45.33  46.29  47.31  48.41  3.1x  3.2x  3.3x  3.4x  3.6x  11.50%  4,303  3,230  3,355  3,489  3,632  3,786  7,533  7,658  7,791  7,935  8,088  46.96  47.98  49.07  50.23  51.49  3.2x  3.3x  3.5x  3.6x  3.8x  10.75%  4,365  3,511  3,653  3,805  3,969  4,146  7,876  8,018  8,170  8,334  8,511  49.75  50.91  52.15  53.48  54.92  3.4x  3.5x  3.6x  3.8x  4.0x  10.00%  4,429  3,827  3,989  4,164  4,353  4,558  8,255  8,418  8,593  8,782  8,986  52.85  54.17  55.59  57.13  58.79  3.5x  3.7x  3.8x  4.0x  4.2x  WACC

 30  Note: Discounted cash flow analysis based on cash flows discounted to June 30, 2022.  Reflects Management’s estimated balance sheet data as of June 30, 2022 pro forma for redemption of PBF 9.25% Senior Secured Notes due 2025 on July 11, 2022.  Reflects value of unaffiliated PBFX units owned by the public based on PBFX unit price implied by midpoint of PBFX discounted cash flow analysis.  Includes 0.9mnm Series A Units.  Source: Management projections.  Sensitivity Analysis  PBF | Discounted Cash Flow Analysis – Sensitivity Case  ($ in millions, unless noted)  2H 2022E  2023E  2024E  2025E  2026E  2027E  Terminal  EBITDA  $1,875  $1,687  $1,902  $1,500  $1,500  $1,500  $1,500  (-) CapEx  (213)  (612)  (612)  (612)  (613)  (613)  (613)  (-) PBF MRC Earnout  --  (100)  --  --  --  --  (-) Change in TRA Liability  --  --  (60)  (158)  (14)  (13)  (+/-) Change in Working Capital  (329)  (507)  --  --  --  --  (-) Cash Taxes  (37)  (64)  (308)  (217)  (248)  (263)  (231)  (-) Interest Adjusted Incremental Tax  (39)  (45)  (43)  (45)  (43)  (42)  --  Unlevered Free Cash Flow ("FCF")  $1,257  $359  $879  $468  $583  $569  $656  PV of FCF (11.50% WACC)  $3,296  Terminal EBITDA  $1,500  (x) Implied Terminal Multiple  3.1x  Terminal Value (Undiscounted)  $4,388  Memo: Perpetuity Growth Rate  (3.0%)  PV of Terminal Value (11.50% WACC)  $2,545  Implied TEV  $5,841  (-) 6/30/22E Debt (1)  (2,077)  (-) Minority Interest in PBFX (2)  (542)  (-) Other Non-Controlling Interest  (11)  (+) 6/30/22E Cash(1)  867  Implied Equity Value  $4,077  (/) Total Shares Outstanding(3)  122.8  Implied Share Price  $33.19  PV of  PV of Terminal Value Implied TEV Implied Share Price Implied Terminal EBITDA Multiple   Perpetuity Growth Rate    FCF   (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  (4.0%)  (3.5%)  (3.0%)  (2.5%)  (2.0%)  13.00%  $3,215  $2,010  $2,081  $2,158  $2,239  $2,325  $5,225  $5,296  $5,372  $5,453  $5,540  $28.17  $28.75  $29.37  $30.03  $30.74  2.6x  2.7x  2.8x  2.9x  3.0x  12.25%  3,255  2,174  2,254  2,340  2,432  2,530  5,429  5,509  5,595  5,687  5,785  29.83  30.49  31.19  31.94  32.74  2.7x  2.8x  2.9x  3.1x  3.2x  11.50%  3,296  2,357  2,448  2,545  2,650  2,762  5,653  5,744  5,841  5,946  6,058  31.66  32.40  33.19  34.04  34.96  2.9x  3.0x  3.1x  3.2x  3.4x  10.75%  3,339  2,561  2,665  2,776  2,896  3,025  5,900  6,004  6,115  6,235  6,364  33.67  34.51  35.42  36.39  37.44  3.0x  3.1x  3.2x  3.4x  3.5x  10.00%  3,382  2,792  2,911  3,038  3,176  3,325  6,174  6,293  6,420  6,558  6,707  35.90  36.87  37.91  39.03  40.24  3.1x  3.3x  3.4x  3.6x  3.7x  WACC

 IV. Appendix  31

 Tab A. PBFX Valuation Analysis Support  32

 Note: Market data as of July 25, 2022.  Unit offer price based on 0.270x PBF shares, plus $9.25 cash.  Based 62.7mm units outstanding as of June 30, 2022, per Management estimates.  Reflects average low and average high implied unit price.  Source: Public disclosure, Wall Street research, FactSet, Management projections.  33  PBFX | Illustrative Valuation Analysis – Precedent Transactions  ($mm, unless otherwise noted)  Methodology Metrics Range  Implied Unit Price ($/Unit)  NTM LP DCF / Unit: $2.52  12.5% - 10.0%  NTM DPU: $1.20  9.0% - 7.0%  $16.73  $13.33  $20.13  $21.16  $17.14  $25.17  $5.00  $15.00  $25.00  $35.00  Offer at PBF 30-Day VWAP: $17.80  Offer at Current PBF Share Price: $17.12  (1)  Precedent Transaction  Analysis(2)  Reference Range(3)

CONFIDENTIAL

Select Midstream Parent-MLP Buy-In Precedent Transactions

					Transaction Metrics		Final Premium to:	
Unaff. Date	Buyer	Target	8/8ths Equity Value ($bn)(1)	Buyer % Owned	FY+1 LP DCF Yield	FY+1 LP DPU Yield	1-Day	30-Day VWAP
2/10/22	Shell	Shell Midstream	$6.2	69%	11.0% (2)	7.6% (2)	23%	25%
5/13/22	Diamondback Energy	Rattler Midstream LP	2.2	74%	11.3% (2)	8.0% (2)	17%	9%
1/10/22	Hartree Partners	Sprague Resources	0.5	75%	12.6%	9.2%	27%	39%
10/8/21	Ergon	Blueknight Energy Partners	0.2	32%	9.0%	3.7%	51%	47%
10/25/21	Phillips 66	Phillips 66 Partners	10.1	70%	10.6%	4.2%	7%	0%
8/4/21	BP	BP Midstream Partners	1.5	54%	11.2%	9.8% (2)	11%	3%
2/4/21	Chevron Corp.	Noble Midstream Partners	1.1	62%	21.3%	6.0%	(1%)	6%
10/2/20	TC Energy Corporation	TC PipeLines	2.1	24%	13.5%(2)	8.8%	14%	12%
2/25/20	Equitrans Midstream	EQM Midstream Partners	4.6	54%	21.6%	5.2%	0%	3%
8/27/19	Blackstone	Tallgrass Energy	6.3	44%	10.6%	10.0%	56%	23%
11/7/18	Western Gas Equity Partners	Western Gas Partners	8.4	30%	8.5%	8.1% (2)	8%	8%
10/19/18	EnLink Midstream	EnLink Midstream Partners	6.5	22%	9.2%	8.5% (2)	1%	4%
10/17/18	Valero Energy	Valero Energy Partners	2.9	68%	7.0%	5.7%	7%	12%
9/18/18	Dominion Energy	Dominion Energy Midstream Partners	2.8	61%	8.2%	8.2% (3)	1%	8%
8/1/18	Energy Transfer Equity	Energy Transfer Partners	27.5	2%	12.5%	9.8% (2)	11%	14%
7/9/18	ArcLight	TransMontaigne Partners	0.7	20%	9.3%	7.8%	14%	9%
5/16/18	Enbridge	Spectra Energy Partners	17.6	83%	9.8%	8.7%	10%	3%
5/16/18	Enbridge	Enbridge Energy Partners	4.9	33%	14.9%	9.1%	9%	6%
3/15/18	Williams	Williams Partners	38.9	74%	7.6%	6.4%	14%	13%
2/7/18	Tallgrass Energy GP	Tallgrass Energy Partners	3.5	35%	9.6%	8.4%(2)	10%	10%
9/23/16	Columbia Pipeline Group	Columbia Pipeline Partners	1.7	47%	4.9%	4.7%	11%	17%
Summary Statistics (21 Transactions)								
75th Percentile			**$6.5**	**69%**	**12.5%**	**8.8%**	**13.6%**	**13.7%**
Mean			**$7.2**	**49%**	**11.2%**	**7.5%**	**14.3%**	**12.9%**
Median			**$3.5**	**54%**	**10.6%**	**8.1%**	**10.8%**	**9.3%**
25th Percentile			**$1.7**	**32%**	**9.0%**	**6.0%**	**7.2%**	**5.9%**

Note: Excludes non-limited partnership/LLC transactions or transactions with non-US targets. Transaction metrics are based on Management projections available in public disclosure (e.g., proxy statement).
(1) Does not include value attributable to an economic general partner or to incentive distribution rights.
(2) Reflects yield based on Wall Street consensus metrics.
(3) Based on LQA distribution per unit prior to announcement.
Source: FactSet, Wall Street research, Public disclosure.

INTREPID 34

($ in billions, unless noted) Adj. Beta(1)   Market Value Net Debt / Tax Levered Unlevered   Company  of Equity  Net Debt  Preferred  Total Cap.  Rate  1-yr  3-yr  5-yr  1-yr  3-yr  5-yr  Magellan Midstream Partners  $10.6  $4.9  $ --  32%  --  0.60  0.93  0.89  0.41  0.64  0.61  Plains All American  7.6  8.8  2.7  46%  --  0.88  1.17  1.12  0.35  0.46  0.45  Holly Energy Partners  2.2  1.6  --  43%  --  0.77  0.61  0.65  0.44  0.35  0.37  Delek Logistics Partners  2.1  1.5  --  42%  --  0.68  1.04  0.98  0.40  0.60  0.57  NuStar Energy  1.6  3.1  1.4  51%  --  0.69  0.91  0.98  0.19  0.24  0.26  Genesis Energy  1.0  3.3  0.9  60%  --  0.73  1.33  1.26  0.14  0.26  0.25  Global Partners  0.9  1.3  0.1  57%  --  1.02  0.90  0.90  0.38  0.33  0.34  CrossAmerica Partners  0.8  0.8  --  50%  --  0.66  0.68  0.69  0.33  0.34  0.35  USD Partners  0.2  0.2  --  54%  --  0.51  0.75  0.73  0.23  0.33  0.33  Martin Midstream Partners  0.2  0.5  --  75%  --  0.65  0.89  0.84  0.16  0.22  0.21  Mean – All  Median – All  51%  50%  0.72  0.69  0.92  0.91  0.90  0.90  0.30  0.34  0.38  0.34  0.37  0.34  LT&S Mean LT&S Median  43%  43%  0.72  0.69  0.93  0.93  0.92  0.98  0.36  0.40  0.46  0.46  0.45  0.45  Other Small Cap Other Small Cap  MLP Peers Mean MLP Peers Median  59%  57%  0.71  0.66  0.91  0.89  0.88  0.84  0.25  0.23  0.30  0.33  0.29  0.33  PBFX  $1.0  $0.5  $ --  35%  --  0.77  1.31  1.16  0.50  0.86  0.76  35  PBFX | Weighted Average Cost of Capital (“WACC”) Analysis  Note: Market data as of July 25, 2022. Balance sheet data as of March 31, 2022. Peers sorted by market value of equity.  Represents historical Bloomberg adjusted beta, regressed weekly against the S&P 500.  30-year treasury yield as of July 25, 2022.  βU = βL/(1+D/E x (1-t)).  Sourced from Kroll Cost of Capital Navigator – 2022.  Represents size premium for CRSP 8th decile as of December 31, 2021 (range of $0.6bn - $1.3bn market capitalization).  Cost of Equity and WACC Calculation  Risk-Free Rate(2)  3.0%  Unlevered Beta(3)  0.65  Target Net Debt / Total Cap.   35.0%   Cost of Equity Sensitivity Analysis  Unlevered Beta  0.55  0.60  0.65  0.70  0.75  bt  20%  9.4%  9.8%  10.3%  10.8%  11.2%  et De Cap.  28%  9.9%  10.4%  10.9%  11.5%  12.0%  N  tal  35%  10.6%  11.1%  11.7%  12.3%  12.9%  Target  / To  43%  50%  11.4% 12.0% 12.7% 13.3% 14.0%  12.5% 13.2% 13.9% 14.7% 15.4%  Intrepid estimate for long-term borrowing rate in current market.  WACC = (KE x (1-Net Debt/(Net Debt+Equity)))+(KD x (Net Debt/(Net Debt+Equity))).  Source: Bloomberg, 2022 Kroll Valuation Handbook, U.S. Department of the Treasury, Public disclosure, FactSet.  WACC Sensitivity Analysis  Unlevered Beta  0.55  0.60 0.65  0.70  0.75  20%  28%  35%  43%  50%  9.2%  9.5%  9.8%  10.2%  10.5%  9.6%  9.9%  10.2%  10.5%  10.9%  9.9%  10.3%  10.6%  10.9%  11.2%  10.3%  10.6%  11.0%  11.3%  11.6%  10.7%  11.0%  11.3%  11.7%  12.0%  Target Net Debt  / Total Cap.  Levered Beta  Equity Risk Premium(4) Size Premium(5)  1.00  7.5%  1.2%  Implied Cost of Equity  11.7%  Pre-Tax Cost of Debt(6) Tax Rate  8.5%  0.0%  After-Tax Cost of Debt  8.5%  Target Net Debt / Total Cap.  35.0%  WACC(7)  10.6%

 PBFX | Selected Peer Debt Trading Analysis  36  Note: Market data as of July 25, 2022.  (1) Excludes CAPL, MMLP and USDP due to lack of publicly traded and/or comparable debt. Source: Bloomberg, Public disclosure, FactSet.  LT&S Peers  Other Small  Cap MLP Peers(1)  Issue Rating  Price  YTW  Issuer Maturity Date Amount ($mm) Security Coupon  DKL Jun-28 $400 Sr. Unsecured 7.125%  B3 / B+  90.0  9.4%  HEP  Feb-28  500  Sr. Unsecured  5.000%  Ba3 / BB+  92.0  6.8%  MMP  Jun-30  500  Sr. Unsecured  3.250%  Baa1 / BBB+  90.0  4.8%  NS  Oct-30  600  Sr. Unsecured  6.375%  Ba3 / BB-  90.0  8.1%  PAA  Sep-30  750  Sr. Unsecured  3.800%  Baa3 / BBB-  89.8  5.4%  GEL  Feb-28  721  Sr. Unsecured  7.750%  B2 / B  89.5  10.3%  GLP  Jan-29  350  Sr. Unsecured  6.875%  B2 / B+  86.5  9.7%  Mean – All  5.739%  7.8%  Median – All  6.375%  8.1%  LT&S Mean  5.110%  6.9%  LT&S Median  5.000%  6.8%  Other Small Cap MLP Peers Mean  7.313%  10.0%  Other Small Cap MLP Peers Median  7.313%  10.0%  PBFX May-23  $525  Sr. Unsecured  6.875%  B2 / B+  99.3  7.8%

 Tab B. PBF Valuation Analysis Support  37

 ($ in billions, unless noted) Adj. Beta(1)   Market Value Net Debt / Tax Levered Unlevered   Company  of Equity  Net Debt  Preferred  Total Cap.  Rate  1-yr  3-yr  5-yr  1-yr  3-yr  5-yr  Marathon Petroleum  $48.0  $16.5  $ --  20%  21%  0.69  1.39  1.33  0.55  1.09  1.04  Valero Energy  44.6  10.6  --  19%  21%  0.56  1.22  1.18  0.48  1.03  1.00  Phillips 66  42.0  11.2  --  21%  21%  0.62  1.02  1.01  0.51  0.84  0.84  HF Sinclair Corporation  10.1  2.8  --  20%  21%  0.58  0.97  1.00  0.47  0.79  0.82  CVR Energy  3.2  0.9  --  20%  21%  0.47  0.85  0.90  0.38  0.69  0.73  Delek  1.7  2.0  --  48%  21%  0.31  0.73  0.88  0.16  0.38  0.46  Par Pacific  0.9  0.5  --  33%  21%  0.56  1.25  1.18  0.40  0.90  0.84  Mean – A  Median –  ll  All  26%  20%  0.54  0.56  1.06  1.02  1.07  1.01  0.42  0.47  0.82  0.84  0.82  0.84  PBF  $3.5  $2.9  $ --  42%  21%  0.24  1.33  1.29  0.14  0.80  0.78  38  PBF | Weighted Average Cost of Capital (“WACC”) Analysis  Note: Market data as of July 25, 2022. Balance sheet data as of March 31, 2021. Peers sorted by market value of equity.  Represents historical Bloomberg adjusted beta, regressed weekly against the S&P 500.  30-year treasury yield as of July 25, 2022.  βU = βL/(1+D/E x (1-t)).  Sourced from Kroll Cost of Capital Navigator – 2022.  Represents size premium for CRSP 5th decile as of December 31, 2021 (range of $3.3bn - $5.0bn market capitalization).  Cost of Equity and WACC Calculation  Cost of Equity Sensitivity Analysis  Unlevered Beta  0.80  0.85  0.90  0.95  1.00  bt  10%  10.4%  10.8%  11.2%  11.6%  12.0%  et De Cap.  20%  11.1%  11.5%  12.0%  12.4%  12.9%  N  tal  30%  11.9%  12.4%  12.9%  13.4%  13.9%  arget  / To  40%  13.0%  13.6%  14.2%  14.7%  15.3%  T  50%  14.6%  15.3%  15.9%  16.6%  17.3%  Intrepid estimate for long-term borrowing rate in current market.  WACC = (KE x (1-Net Debt/(Net Debt+Equity)))+(KD x (Net Debt/(Net Debt+Equity))).  Source: Bloomberg, 2022 Kroll Valuation Handbook, U.S. Department of the Treasury, Public disclosure, FactSet.  WACC Sensitivity Analysis  Unlevered Beta  10%  0.80 0.85 0.90 0.95 1.00  10.2% 10.5% 10.9% 11.3% 11.6%  C  Levered Beta  1.20  Equity Risk Premium(4)  7.5%  Size Premium(5)  0.9%  Implied Cost of Equity  12.9%  Pre-Tax Cost of Debt(6)  10.0%  Tax Rate  21.0%  After-Tax Cost of Debt  7.9%  Target Net Debt / Total Cap.  30.0%  Debt ap.  20%  10.4%  10.8%  11.2%  11.5%  11.9%  WACC(7)  11.4%  Net tal  30%  10.7%  11.1%  11.4%  11.8%  12.1%  arget  / To  40%  11.0%  11.3%  11.7%  12.0%  12.4%  T  50%  11.3%  11.6%  11.9%  12.3%  12.6%  Risk-Free Rate(2) Unlevered Beta(3)  Target Net Debt / Total Cap.  3.0%  0.90   30.0%

 These materials have been prepared by Intrepid Partners, LLC (“Intrepid”) for the Conflicts Committee (the “Committee”) of the Board of Directors of PBF Logistics GP LLC (the “General Partner”), the general partner of PBF Logistics LP (“PBFX”) to whom such materials are directly addressed and delivered. These materials are confidential and may not be used or relied upon by any other person or for any purpose other than as specifically contemplated by a written agreement with Intrepid.  These materials have been developed by and are proprietary to Intrepid and were prepared exclusively for the benefit and internal use of the Committee in connection with  evaluating the Transaction with PBFX and PBF Energy Inc. (“PBF”).  These materials are based upon information provided by or on behalf of the management of PBF and the General Partner, from public sources, or otherwise reviewed by Intrepid. Intrepid has relied upon and assumes no responsibility for independent investigation or verification of such information and has relied upon such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future performance prepared by or reviewed with management of PBF or the General Partner and/or other potential transaction participants or obtained from public sources, Intrepid has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of PBF, and the General Partner or such other potential transaction participants (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Actual results may differ materially from such estimates and forecasts. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. The materials and related commentary are not intended to provide the only basis for evaluating, and should not be considered a recommendation with respect to, the consideration paid, the proposed transaction or any transaction or other matter. These materials are also subject to the qualifications and limitations described in any accompanying written opinion letter.  These materials were compiled on a confidential basis solely for use by the Committee and may not be relied on by any other party (including stakeholders in either entity), even if such parties are provided a copy of these materials. These materials were prepared without a view to public disclosure or filing thereof under state or federal laws, and may not be redistributed, reproduced, distributed, passed to others, transmitted, quoted or referred to, in whole or in part, without the prior written permission of Intrepid in accordance with the terms of our engagement letter with the Committee. These materials speak only as of the date on the cover and Intrepid assumes no obligation to update these materials or inform any recipient of changed circumstances, events or information. These materials were prepared for a specific use by specific persons and were not prepared to conform with any disclosure standards under securities laws or otherwise.  In the ordinary course of its business, each of Intrepid and its affiliates may actively trade or hold the securities of PBF, PBFX or other parties involved in a proposed transaction for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Intrepid will receive a fee in connection with delivery of an opinion relating to the proposed transaction.  These materials do not constitute, nor do they form part of, an offer or solicitation to sell or purchase any securities or instruments and are not a commitment by Intrepid or any of its affiliates to provide, arrange or underwrite any financing for any transaction or to purchase any security in connection therewith. These materials may not reflect information known to other professionals in other business areas of Intrepid and its affiliates.  Intrepid and its affiliates do not provide legal, regulatory, accounting, bankruptcy, securities or tax advice. Any statements contained herein as to tax matters were neither written nor intended by Intrepid or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.  Disclaimer